Exhibit 99.2

Deloitte & Touche LLP
3320 Ridgecrest Drive
Suite 400
Midland, MI 48642-5859 USA
Tel: +1 989 631 2370
www.deloitte.com

INDEPENDENT AUDITOR’S REPORT
To Management of the Dow Agricultural Sciences Business

We have audited the accompanying combined financial statements of the Dow Agricultural Sciences Business (the “Business”), a business of The Dow Chemical Company (“Dow”) as described in Note 1 to the combined financial statements, which comprise the combined balance sheets as of December 31, 2018 and 2017, and the related combined statements of income and comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Business’ preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Dow Agricultural Sciences Business as of December 31, 2018 and 2017, and the results of the Business’ operations and cash flows for each of the three years ended December 31, 2018, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
We draw attention to Note 2 which describes the basis of presentation. The combined financial statements include allocations of certain expenses from Dow. As a result, the allocations may not reflect the expenses the Business would have incurred as a stand-alone company. Our opinion is not modified with respect to this matter.

As discussed in Note 3 to the combined financial statements, in the first quarter of 2018, the Business changed its method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue From Contracts with Customers. Our opinion is not modified with respect to this matter.

DELOITTE & TOUCHE LLP
Midland, Michigan
March 13, 2019

The Dow Agricultural Sciences Business
Combined Statements of Income and Comprehensive Income

(In millions) For the years ended December 31	2018	2017	2016
Net Sales	$5,646	$5,975	$6,144
Cost of sales	3,893	3,995	4,020
Research and development expenses	492	581	586
Selling, general and administrative expenses	770	836	845
Amortization of intangibles	22	18	18
Restructuring and asset related charges - net	308	181	11
Equity in earnings of nonconsolidated affiliates	4	3	4
Sundry income (expenses) - net	(44)	216	(22)
Interest expense	6	10	7
Income before income taxes	115	573	639
Provision (credit) for income taxes	124	459	(48)
Net Income (Loss)	(9)	114	687
Net income attributable to noncontrolling interests	17	24	14
Net income (loss) attributable to the Business	(26)	90	673
Other Comprehensive Income (Loss), Net of Tax
Cumulative translation adjustments	(65)	69	(159)
Pension and other postretirement benefit plan	4	(4)	(4)
Total other comprehensive income (loss)	(61)	65	(163)
Comprehensive income (loss)	(70)	179	524
Comprehensive income attributable to noncontrolling interests, net of tax	17	24	14
Comprehensive income attributable to the Business	$(87)	$155	$510

See Notes to the Combined Financial Statements

The Dow Agricultural Sciences Business
Combined Balance Sheets

(In millions) At December 31	2018	2017
Assets
Current Assets
Cash and cash equivalents	$58	$106
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2018: $58; 2017: $56)	1,985	1,345
Other	730	498
Inventories	1,811	1,897
Other current assets	124	116
Total current assets	4,708	3,962
Investment in nonconsolidated affiliates	50	51
Property	3,656	3,724
Less accumulated depreciation	2,389	2,324
Net property	1,267	1,400
Other Assets
Goodwill	1,344	1,344
Other intangible assets (net of accumulated amortization - 2018: $365; 2017: $334)	183	197
Noncurrent receivables	30	48
Deferred income tax assets	140	151
Deferred charges and other assets	51	54
Total other assets	1,748	1,794
Total Assets	$7,773	$7,207
Liabilities and Equity
Current Liabilities
Notes payable	$7	$2
Long-term debt due within one year	3	6
Accounts payable:
Trade	589	616
Other	797	570
Income taxes payable	154	144
Accrued and other current liabilities	665	673
Total current liabilities	2,215	2,011
Long-Term Debt (variable interest entities nonrecourse - 2018:$-, 2017: $15)	5	23
Other Noncurrent Liabilities
Deferred income tax liabilities	168	219
Pension and other postretirement benefits	124	136
Other noncurrent obligations	202	169
Total other noncurrent liabilities	494	524
Combined Equity
Net parent investment	5,893	5,405
Accumulated other comprehensive loss	(858)	(797)
Total Business equity	5,035	4,608
Noncontrolling interests	24	41
Total combined equity	5,059	4,649
Total Liabilities and Combined Equity	$7,773	$7,207
See Notes to the Combined Financial Statements

The Dow Agricultural Sciences Business
Combined Statements of Cash Flows

(In millions) For the years ended December 31	2018	2017	2016
Operating Activities
Net Income	$(9)	$114	$687
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	188	206	184
Provision (Credit) for deferred income tax	(69)	161	(265)
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	(3)	(1)	(2)
Net (gain) loss on sales of investments	1	—	(1)
Net (gain) loss on sales of property, businesses and consolidated companies	14	(676)	(6)
Net (gain) loss on sales of ownership interests in nonconsolidated affiliates	—	3	(1)
Restructuring and asset related charges - net	308	181	11
Changes in assets and liabilities:
Trade accounts receivable	(640)	(365)	(132)
Inventories	28	(237)	133
Trade accounts payable	(28)	75	13
Other assets and liabilities	(155)	37	(211)
Cash (used in) provided by operating activities	(365)	(502)	410
Investing Activities
Capital expenditures	(202)	(142)	(179)
Proceeds from sale / leaseback of assets	22	—	—
Proceeds from sales of property and consolidated companies, net of cash divested	9	1,086	27
Proceeds from sale of ownership interest in nonconsolidated affiliates	—	30	—
Other investing activities, net	—	(100)	—
Cash (used in) provided by investing activities	(171)	874	(152)
Financing Activities
Net transfers from (to) parent	514	(568)	(18)
Changes in short-term notes payable	1	(2)	—
Payments on long-term debt	(5)	(4)	(4)
Proceeds from issuance of long-term debt	1	—	2
Contingent payment for acquisition of businesses	—	(31)	(24)
Distributions to noncontrolling interests	(23)	(19)	(12)
Cash (used in) provided by financing activities	488	(624)	(56)
Summary
(Decrease) increase in cash and cash equivalents	(48)	(252)	202
Cash and cash equivalents at beginning of year	106	358	156
Cash and cash equivalents at end of year	$58	$106	$358
Supplemental cash flow information
Cash paid during year for:
Interest, net of amounts capitalized	$5	$10	$7
Income taxes	$181	$313	$157

See Notes to the Combined Financial Statements

The Dow Agricultural Sciences Business
Combined Statements of Equity

(In millions) For the years ended December 31	Net Parent Investment	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Combined Equity
Balance at January 1, 2016	$5,228	$(699)	$34	$4,563
Net income (loss) attributable to the business	673	—	14	687
Other comprehensive loss	—	(163)	—	(163)
Distribution to noncontrolling interest and other	—	—	(10)	(10)
Net transfers to parent	(18)	—	—	(18)
Balance at December 31, 2016	$5,883	$(862)	$38	$5,059
Net income (loss) attributable to the business	90	—	24	114
Other comprehensive income	—	65	—	65
Distribution to noncontrolling interest and other	—	—	(21)	(21)
Net transfers to parent	(568)	—	—	(568)
Balance at December 31, 2017	$5,405	$(797)	$41	$4,649
Net income (loss) attributable to the business	(26)		17	(9)
Other comprehensive loss	—	(61)		(61)
Distribution to noncontrolling interest and other	—	—	(23)	(23)
Divestiture of a noncontrolling interest	—	—	(11)	(11)
Net transfers from parent	514	—	—	514
Balance at December 31, 2018	$5,893	$(858)	$24	$5,059

See Notes to the Combined Financial Statements

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

NOTE 1 - DESCRIPTION OF THE BUSINESS
The accompanying combined financial statements present the combined assets, liabilities, revenues and expenses related to the Agricultural Sciences Business (the “Business”) of The Dow Chemical Company (“Dow” or the “Company”). Effective August 31, 2017, Dow and E. I. du Pont de Nemours and Company (“DuPont”) each merged with subsidiaries of DowDuPont Inc. (“DowDuPont”) and, as a result, Dow and DuPont became subsidiaries of DowDuPont. The Business leverages the Company’s technology, customer relationships and industry knowledge to improve the quantity, quality and safety of the global food supply and the global production agriculture industry. Land available for worldwide agricultural production is increasingly limited so production growth will need to be achieved principally through improving crop yields and productivity. The Business serves the global production agriculture industry with crop protection products for weed control, disease control and insect control offerings for foliar or soil application or as a seed treatment. It is also a global leader in providing seed/plant biotechnology products and technologies to improve the productivity and profitability of its customers.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The combined financial statements present the results of operations, financial position, and cash flows of the Business and have been derived from the consolidated financial statements and accounting records of Dow using the historical results of operations and historical basis of assets and liabilities of the Business. The combined financial statements of the Business have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and accounted for as a private company. Investments in nonconsolidated affiliates (20-50 percent owned companies, joint ventures and partnerships) are accounted for using the equity method.
The combined statements of income and comprehensive income include allocations of certain expenses for services from Dow, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated on the basis of direct usage when identifiable, with the remainder allocated on the basis of headcount or other measures. The Business considers the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense the Business would have incurred as a stand-alone company. The amount of actual costs that may have been incurred if the Business was a stand-alone company would depend on a number of factors, including the Business’s chosen organizational structure, what functions were outsourced or performed by the Business employees, and strategic decisions made in areas such as information technology and infrastructure.
All debt and debt-related interest cost incurred by the Business has been recorded in the combined financial statements.
Because of the pending spin transaction with Corteva Inc. (“Corteva”), a wholly owned subsidiary of DowDuPont, certain classifications of prior period amounts were revised to improve comparability with the presentation of Corteva, including the revision of “Interest expense” of $51 million in 2017 and $23 million in 2016, to “Net Sales” ($16 million in 2017 and $12 million in 2016) and “Sundry income (expenses) - net” ($35 million in 2017 and $11 million in 2016). To conform to Corteva’s accounting policy for revenue recognition, revisions were made to reduce “Net Sales” by $13 million in 2017, and $9 million in 2016, and increase “Sundry income (expenses) - net” by $10 million in 2017, and $9 million in 2016 and “Accrued and other current liabilities” by $12 million in 2017.
As a direct ownership relationship did not exist among the various operations comprising the Business, a “Net parent investment” account is shown in lieu of stockholders’ equity in the combined financial statements. All significant transactions between Dow and the Business have been included in the combined financial statements and were settled for cash through Dow’s centralized cash management system. The total net effect of the settlement of these related party transactions is reflected in the combined statements of cash flows as a financing activity and net parent investment in the combined balance sheet.
Use of Estimates in Financial Statement Preparation
Significant estimates inherent in the preparation of these combined financial statements include, but are not limited to, accounting for revenue and cost recognition, allocation of expenses related to certain corporate functions, evaluation of goodwill and other assets for impairment, income taxes including deferred taxes, fair value measurements, customer incentive program liabilities, legal and environmental liabilities and other contingencies.
Foreign Currency Translation
For entities where the U.S. dollar (“USD”) is the functional currency, all foreign currency-denominated asset and liability amounts are remeasured into USD at year end exchange rates, except for inventories, prepaid expenses, property and accumulated depreciation, goodwill and other intangible assets, which are remeasured at historical rates. Foreign currency-denominated income and expenses are remeasured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts remeasured at historical exchange rates. Exchange gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities, were allocated on a proportional basis using net sales from the corresponding Dow legal entities and included in the combined statements of income and comprehensive income in “Sundry income (expenses).”
For entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at year end exchange rates and income statements amounts are translated at average exchange rates in effect during the year. Translation gains and losses of those operations that use the local currency as the functional currency, were allocated on a proportional basis using net property and

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

other intangible assets from the corresponding Dow legal entities and included in the combined balance sheet in “Accumulated other comprehensive loss” (“AOCL”).
Environmental Matters
Accruals for environmental matters specifically attributable to the Business are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Accruals for environmental liabilities are included in the combined balance sheet in “Accrued and other current liabilities” and “Other noncurrent obligations” at undiscounted amounts. Accruals for related insurance or other third-party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and are included in the combined balance sheet as “Accounts and notes receivable - Other.”
Environmental costs are capitalized if the costs extend the life of the property, increase its capacity, and/or mitigate or prevent contamination from future operations. Environmental costs are also capitalized in recognition of legal asset retirement obligations resulting from the acquisition, construction and/or normal operation of a long-lived asset. Costs related to environmental contamination treatment and cleanup are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and reasonably estimable.

Cash and Cash Equivalents
Dow uses a centralized approach for managing cash and financing operations with its subsidiaries. Accordingly, a substantial portion of the Business’s bank cash balances are transferred to Dow’s cash management accounts regularly by Dow at its discretion and therefore are not included in the combined financial statements. Only cash balances legally owned by the Business are reflected in the combined balance sheet. Transfers of cash between the Business and Dow are included within “Net transfers to parent” in the combined statements of cash flows and the combined statements of equity.
Fair Value
The carrying values of cash and cash equivalents, accounts receivable and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments.
The fair value hierarchy for valuation gives the highest priority to quoted prices in active markets for identical instruments and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs - Unadjusted quoted prices in active markets for identical instruments that the reporting entity has the ability to access as of the measurement date.

•
Level 2 Inputs - Inputs that are observable for the instrument, either directly or indirectly, other than quoted prices included in Level 1. These inputs might include quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, inputs other than quoted prices that are observable for the investment (such as interest rates, volatilities, prepayment speeds, credit risks) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•	Level 3 Inputs - Unobservable inputs for determining the fair values of instruments that reflect assumptions that market participants would use in pricing the instruments.
Inventories
Inventories are stated at the lower of cost or net realizable value for inventory measured under the first-in, first-out (“FIFO”) or average cost method. An inventory reserve would permanently reduce the cost basis of inventory. Inventories are valued as follows:
Crop Protection: Actual cost is used to value raw materials and supplies. Standard cost, which approximates actual cost, is used to value finished goods and work in process. Variances, exclusive of abnormally low volume and operating performance, are capitalized into inventory. Standard cost includes direct labor, raw materials and manufacturing overhead based on normal capacity. The cost of inventories is determined by using the FIFO method.
Seed: Actual cost is used to value raw materials such as treatment chemicals and packaging, as well as work in process. Costs for substantially all finished goods, which include the cost of carryover crops from the previous year, are valued at weighted-average actual cost. Weighted-average actual cost includes field growing and harvesting costs, plant conditioning and packaging costs and manufacturing overhead costs.
The Business establishes allowances for obsolescence of inventory equal to the difference between the cost of inventory (if higher) and the estimated net realizable value, based on assumptions about future demand and market conditions. The Business regularly evaluates the adequacy of its inventory obsolescence reserves. If economic and market conditions are different from those anticipated, inventory obsolescence could be materially different from the amounts provided for in the Business combined financial statements. If inventory obsolescence is higher than expected, cost of sales will be increased, and inventory and net income will be reduced.

Property

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

Land, buildings and equipment, including property under capital lease agreements, are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. In the case of disposals, assets and related accumulated depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income.
Impairment and Disposal of Long-Lived Assets
Long-lived assets and identifiable intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value based on bids received from third parties or a discounted cash flow analysis based on market participant assumptions.
Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of and reported at the lower of carrying amount or fair value, and depreciation is recognized over the remaining useful life of the assets.
Goodwill and Other Intangible Assets
Goodwill is recorded when the purchase price of a business combination exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. When testing goodwill for impairment, the Business may first assess qualitative factors. If an initial qualitative assessment identifies that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is performed. The Business may also elect to skip the qualitative testing and proceed directly to quantitative testing. If the quantitative testing indicates that goodwill is impaired, the carrying value of goodwill is written down to fair value. A discounted cash flow methodology is primarily utilized to calculate fair value. Indefinite-lived intangible assets are reviewed for impairment or obsolescence annually, or more frequently when events or changes in circumstances indicate that the carrying amount of an intangible asset may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows.
Finite-lived intangible assets consist primarily of purchased customer lists, developed technology, patents, trademarks and software.
Acquired licenses and intellectual property include intangible assets related to acquisitions and licenses through which the Business has acquired the rights to various research and discovery technologies. These encompass intangible assets such as enabling processes and data libraries necessary to support the integrated genomics and biotechnology platforms.
Acquired trademarks, registrations and germplasm include a broad portfolio of trademarks and registrations for various crop protection products, traits and agricultural seeds. Completed technology germplasm consists of seed hybrids and varieties that are commercially available. Core technology germplasm is the collective germplasm of parental seeds and has a longer useful life as it is used to develop new seed hybrids and varieties. Acquired commercial brands and customer lists are also examples of finite-lived intangible assets.
Trade Accounts Payable and Accrued Liabilities
Trade accounts payable and accrued liabilities directly related to the Business were included in the combined financial statements. Any remaining amount that is processed and handled by Dow’s centralized cash disbursement process were allocated to the Business based on the Business proportion of certain expenses to the corresponding total amount of certain expenses for Dow.
Sales
The Business derives most of its revenue from three main sources: sales of crop protection related products; sales of branded conventional seed and branded seed with biotechnology traits; and royalties and license revenues from licensed biotechnology traits and genetic material.
Effective with the January 1, 2018 adoption of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” and the associated Accounting Standards Updates (“ASUs”) (collectively, “Topic 606”), the Business elected to adopt the new guidance using the modified retrospective transition method for all contracts not completed as of the date of adoption. The Business recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Business expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Business determines are within the scope of Topic 606, the Business performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation. See Note 4 for additional information.
In periods prior to the adoption of Topic 606, the Business’s accounting policy was to recognize revenue when it was realized or realizable, and the earnings process was complete. Revenue for product sales was recognized as risk and title to the product transferred to the customer, which usually occurred at the time shipment was made. As such, title to the product passed when the product was delivered to the freight carrier. The Business’s standard terms of delivery were included in its contracts of sale, order confirmation documents and invoices. Revenue related to the

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

initial licensing of patent and technology was recognized when earned; revenue related to running royalties was recognized according to licensee production levels.
Promotional, Advertising and Customer Incentive Program Costs
Promotional and advertising costs are expensed as incurred and are included in selling, general and administrative expenses in the combined statements of income and comprehensive income. Advertising and promotional costs were $123 million in 2018, $129 million in 2017 and $124 million in 2016. Customer incentive program costs are recorded based on specific performance criteria met by Business customers, such as purchase volumes, promptness of payment and market share increases. The cost of customer incentive programs is generally recorded in “Net Sales” in the combined statements of income and comprehensive income. The fair value of incentive programs earned by customers for services with separate identifiable benefit is generally recorded in “Selling, general and administrative expenses” in the combined statements of income and comprehensive income. As actual customer incentive program expenses are not known at the time of the sale, an estimate based on the best available information (such as historical experience and market research) is used as a basis for recording customer incentive program liabilities. Management analyzes and reviews the customer incentive program balances on a quarterly basis, and adjustments are recorded as appropriate. Under certain customer incentive programs, product performance and variations in weather can result in free product to customers. The associated cost of this free product is recognized as a reduction to “Net Sales” in the combined statements of income and comprehensive income.
Cost Allocation Methodology
The Business consumes products and services that are provided by Dow. These include materials, utilities, shared manufacturing services and shared administrative services, among others. These products and services are charged to the Business using Dow’s fundamental cost allocation methodology which affects the valuation of inventory, cost of sales, research and development expenses and selling, general and administrative expenses of the Business.

The methodology for costing products and services focuses on the activities performed to produce the products or services. Costs are assigned to activities and then to products or services based on the consumption of activities by each product or service. Each activity is measured and costed per a base unit such as hours or quantity (a “cost driver”). To determine the cost of an activity, all of the resources used to produce the activity are determined. After confirming the expected demand for the product or service, the cost per unit of activity is determined by dividing the total cost by the total expected demand for the cost driver.
Cost of Sales
The Business classifies the costs of manufacturing and distributing its products as cost of sales. Manufacturing costs include raw materials, utilities, packaging, fixed manufacturing costs, fees paid to third party contracted applicators, and fees paid to third party contract manufacturers associated with production. Fixed manufacturing costs include such items as plant site operating costs and overhead, production planning, depreciation and amortization, repairs and maintenance, environmental, and engineering costs and allocations to the Business using Dow’s cost allocation methodology. Freight costs and any directly related costs of transporting finished product to customers are included in “Cost of sales” in the combined statements of income and comprehensive income.
Research and Development
Research and development (“R&D”) expenses are the cost of services performed by the R&D function, including technical service and development, process research, and product development in support of the Business. The expenses incurred by the R&D function in support of the Business include costs recorded within business direct cost centers and allocations to the Business using Dow’s cost allocation methodology. The direct costs include costs incurred with third party contractors and the expenses of the R&D individuals assigned to the Business, including salaries, fringe benefits, travel, materials and supplies, information technology and office expenses.
Selling, General and Administrative
Selling, general and administrative expenses are the cost of services performed by the marketing and sales functions (including sales managers, field sellers, marketing research, marketing communications and promotion and advertising materials) and by administrative functions (including product management, business management, customer invoicing and human resources) in support of the Business. The expenses include costs recorded within business direct cost centers and allocations to the Business using Dow’s cost allocation methodology. The direct costs include the expenses of the marketing and sales individuals assigned to the Business, including salaries, fringe benefits, travel, materials and supplies, information technology and office expenses.
Legal Costs
Legal costs are expensed as incurred. The expenses include costs recorded on business direct cost centers and allocations to the Business using Dow’s cost allocation methodology. The direct costs represent legal costs specifically related to the Business. The impact of legal costs is included in “Cost of Sales”, “Research and development expenses” and “Selling, general and administrative expenses” in the combined statements of income and comprehensive income.
Severance Costs

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

Management routinely reviews its operations around the world in an effort to ensure competitiveness across its businesses and geographic regions. When the reviews result in a workforce reduction related to the shutdown of facilities or other optimization activities, severance benefits are provided to employees primarily under Dow’s ongoing benefit arrangements. These severance costs are accrued once management commits to a plan of termination and it becomes probable that employees will be entitled to benefits at amounts that can be reasonably estimated. The impact of severance charges is shown as “Restructuring and asset related charges - net” in the combined statements of income and comprehensive income.
Income Taxes
During the periods presented, the Business’s operations are included in the consolidated U.S. federal, certain state and local and foreign income tax returns filed by DowDuPont, where applicable. The Business also files certain separate state and local and foreign income tax returns. The income tax provision (benefit) included in these Combined Financial Statements has been calculated using the separate return basis, as if the Business entities filed separate tax returns. It is possible that the Business will make different tax accounting elections and assertions subsequent to separation. Therefore, the Business’s income taxes, as presented in the Combined Financial Statements, may not be indicative of the income taxes that the Business will generate in the future. In jurisdictions where the Business has been included in tax returns filed by DowDuPont, any income taxes payable resulting from the related income tax provisions have been reflected in the balance sheet within “Net Parent Investment”. Income taxes paid may contain amounts that are settled as deemed contributions or distributions with Parent.
Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. Based on the evaluation of available evidence, both positive and negative, the Business recognizes future tax benefits, such as net operating loss carryforwards and tax credit carryforwards, to the extent that realizing these benefits is considered to be more likely than not. Deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the United States when it is expected that these earnings will be permanently reinvested.
At December 31, 2018, the Business had a net deferred tax liability balance of $28 million, after valuation allowances of $572 million.
In evaluating the ability to realize the deferred tax assets, the Business relies on, in order of increasing subjectivity, taxable income in prior carryback years, the future reversals of existing taxable temporary differences, tax planning strategies and forecasted taxable income using historical and projected future operating results.
At December 31, 2018, the Business had deferred tax assets for tax loss and tax credit carryforwards of $523 million, $32 million of which is subject to expiration in the years 2019 through 2023.
Annual tax provisions include amounts considered sufficient to pay assessments that may result from examinations of prior year tax returns; however, the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued. The Business recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on technical merits, that the position will be sustained upon examination. At December 31, 2018, the Business had recorded unrecognized tax benefits related to foreign issues of less than $1 million.
On December 22, 2017, the Tax Cuts and Jobs Act (“The Act”) was enacted. The Act reduces the U.S. federal corporate income tax rate from 35 percent to 21 percent, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously deferred, creates new provisions related to foreign sourced earnings, eliminates the domestic manufacturing deduction and moves to a hybrid territorial system. At December 31, 2017, the Business had not completed its accounting for the tax effects of The Act; however, the Business made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. In accordance with Staff Accounting Bulletin 118 (“SAB 118”), income tax effects of The Act were refined upon obtaining, preparing, and analyzing additional information during the measurement period. At December 31, 2018, the Business had completed its accounting for the tax effects of The Act.

NOTE 3 - RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance
In the fourth quarter of 2018, the Business early adopted ASU 2018-14, “Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans,” which, as part of the Financial Accounting Standards Board (“FASB”) disclosure framework project, removes disclosures that are no longer considered cost beneficial, clarifies the specific requirements of certain disclosures and adds new disclosure requirements that are considered relevant for employers that sponsor defined benefit pension and/or other postretirement benefit plans. The new standard is effective for fiscal years ending after December 15, 2020, and early adoption is permitted. The new guidance should be applied on a retrospective basis for all periods presented.
In the second quarter of 2018, the Business early adopted ASU 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities,” which amends the hedge accounting recognition and presentation under ASC 815, with the objectives of improving the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities and simplifying the application of hedge accounting by preparers. The new standard expands the strategies eligible for hedge accounting, relaxes the timing requirements of hedge documentation and effectiveness assessments, and permits, in certain cases, the use of qualitative assessments on an ongoing basis to assess hedge effectiveness. The new guidance also requires new disclosures and presentation. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted in any interim or annual period after issuance of the ASU. Entities must adopt the new guidance by applying a modified retrospective approach to hedging relationships existing as of the adoption date. The adoption of the new guidance did not have a material impact on the combined financial statements.

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

In the second quarter of 2018, the Business early adopted ASU 2018-02, “Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income,” which allows a reclassification from accumulated other comprehensive income to net parent investment for stranded tax effects resulting from Tax Cuts and Jobs Act of 2017, which was enacted on December 22, 2017, and requires certain disclosures about stranded tax effects. An entity has the option of applying the new guidance at the beginning of the period of adoption or retrospectively to each period (or periods) in which the tax effects related to items remaining in accumulated other comprehensive income are recognized. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, and early adoption is permitted, including adoption in an interim period for reporting periods in which the financial statements have not yet been issued. The Business’s adoption of the new standard was applied prospectively at the beginning of the second quarter of 2018. The adoption of the new guidance did not have a material impact on the combined financial statements.
In the first quarter of 2018, the Business adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which is the new comprehensive revenue recognition standard that supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry specific guidance. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new guidance was effective for annual and interim periods beginning after December 15, 2017. The Business elected to adopt the new guidance using the modified retrospective transition method for all contracts not completed as of the date of adoption. The Business recognized the cumulative effect of applying the new revenue standard as an adjustment to the opening balance of net parent investment at the beginning of the first quarter of 2018. The comparative periods have not been restated and continue to be accounted for under Topic 605. The adoption of the new guidance did not have a material impact on the combined financial statements.
In the first quarter of 2018, the Business’s adopted ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which addresses diversity in practice in how certain cash receipts and cash payments are presented and classified in the statements of cash flows and addresses eight specific cash flow issues. The new standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The adoption of this guidance did not have a material impact on the combined financial statements.
In the first quarter of 2018, the Business adopted ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory,” which requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The amendments were effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The new guidance was applied on a modified retrospective basis through a cumulative-effect adjustment directly to net parent investment at the beginning of the first quarter of 2018. The adoption of this guidance did not have a material impact on the combined financial statements.
In the first quarter of 2018, the Business adopted ASU 2017-07, “Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which amends the requirements related to the income statement presentation of the components of net periodic benefit cost for employer sponsored defined benefit pension and other postretirement benefit plans. Under the new guidance, an entity must disaggregate and present the service cost component of net periodic benefit cost in the same income statement line items as other employee compensation costs arising from services rendered during the period, and only the service cost component will be eligible for capitalization. Other components of net periodic benefit cost must be presented separately from the line items that includes the service cost. The new standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Entities were required to use a retrospective transition method to adopt the requirement for separate income statement presentation of the service cost and other components, and a prospective transition method to adopt the requirement to limit the capitalization of benefit cost to the service component. Accordingly, in the first quarter of 2018, the Business used a retrospective transition method to reclassify net periodic benefit cost, other than the service component, from “Cost of sales,” “Research and development expenses” and “Selling, general and administrative expenses” to “Sundry income (expense) - net” in the combined statements of income.
Accounting Guidance Issued But Not Adopted at December 31, 2018
In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” and associated ASUs related to Topic 842, which requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance requires that a lessee recognize assets and liabilities for leases, and recognition, presentation and measurement in the financial statements will depend on its classification as a finance or operating lease. In addition, the new guidance will require disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. Lessor accounting remains largely unchanged from current U.S. GAAP but does contain some targeted improvements to align with the new revenue recognition guidance issued in 2014 (Topic 606). The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, and early adoption is permitted.
The ASU requires a modified retrospective transition approach, applying the new standard to all leases existing at the date of initial adoption. An entity may choose to use either (1) the effective date or (2) the beginning of the earliest comparative period presented in the financial statements as the date of initial application. The Business has elected to apply the transition requirements at the January 1, 2019, effective date rather than at the beginning of the earliest comparative period presented. This approach allows for a cumulative effect adjustment in the period of adoption, and prior periods will not be restated. In addition, the Business has elected the package of practical expedients permitted under the transition guidance, which does not require reassessment of prior conclusions related to contracts containing a lease, lease classification and initial direct lease costs. As an accounting policy election, the Business will exclude short-term leases (term of 12 months or less) from the balance sheet presentation and will account for non-lease and lease components in a contract as a single lease component for all asset classes. The Business is finalizing the evaluation of the January 1, 2019, impact and estimates a material increase in the lease-related assets and liabilities,

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

in the combined balance sheets. The impact to the Business’s combined statements of income and combined statements of cash flows is not expected to be material.
In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement,” which is part of the FASB disclosure framework project to improve the effectiveness of disclosures in the notes to the financial statements. The amendments in the new guidance remove, modify and add certain disclosure requirements related to fair value measurements covered in ASC 820, “Fair Value Measurement.” The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for either the entire standard or only the requirements that modify or eliminate the disclosure requirements, with certain requirements applied prospectively, and all other requirements applied retrospectively to all periods presented. The Business is currently evaluating the impact of adopting this guidance.
In August 2018, the FASB issued ASU 2018-15, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract,” which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC 350, “Intangibles - Goodwill and Other” to determine which implementation costs to capitalize as assets or expense as incurred. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted and an entity can elect to apply the new guidance on a prospective or retrospective basis. The Business is currently evaluating the impact of adopting this guidance.

NOTE 4 - REVENUE
Revenue Recognition
The majority of the Business’s revenue is derived from product sales. In the twelve months ended December 31, 2018, 99 percent of the Business’s sales related to product sales (97 percent in 2017 and 98 percent in 2016). The remaining sales were primarily related to licensing of patents and technologies. As of January 1, 2018, the Business accounts for revenue in accordance with Topic 606, “Revenue from Contracts with Customers.”
Product Sales
Product sales consist of sales of the Business’s products to manufacturers, distributors and farmers. The Business considers order confirmations or purchase orders, which in some cases are governed by master supply agreements, to be contracts with a customer. Product sale contracts are generally short-term contracts where the time between order confirmation and satisfaction of all performance obligations is less than one year. However, the Business has some long-term contracts which can span multiple years.
Revenues from product sales are recognized when the customer obtains control of the Business’s product, which occurs at a point in time, usually upon shipment, with payment terms typically in the range of 90 to 160 days after invoicing, depending on business and geographic region. When the Business performs shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to shipment), these are considered fulfillment activities, and accordingly, the costs are accrued when the related revenue is recognized. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. The Business has elected to use the practical expedient to expense cash and non-cash sales incentives, as the amortization period for the costs to obtain the contract would have been one year or less.
The transaction price includes estimates for reductions in revenue from customer rebates and right of returns on product sales. These amounts are estimated based upon the most likely amount of consideration to which the customer will be entitled. The Business’s obligation for right of returns is limited primarily to the Seed principal product group. All estimates are based on historical experience, anticipated performance and the Business’s best judgment at the time to the extent it is probable that a significant reversal of revenue recognized will not occur. All estimates for variable consideration are reassessed periodically. The Business has elected the practical expedient to not adjust the amount of consideration for the effects of a significant financing component for all instances in which the period between payment and transfer of the goods will be one year or less.
For contracts with multiple performance obligations, the Business allocates the transaction price to each performance obligation based on the relative standalone selling price. The standalone selling price is the observable price which depicts the price as if sold to a similar customer in similar circumstances.
Patents, Trademarks and Licenses
The Business enters into licensing arrangements in which it licenses certain rights of its patents and technology to customers. Revenue from the majority of the Business’s licenses for patents and technology is derived from sales-based royalties. The Business estimates the amount of sales-based royalties it expects to be entitled based on historical sales to the customer. For the remaining revenue from licensing arrangements, payments are typically received from the Business’s licensees based on billing schedules established in each contract. Revenue is recognized by the Business when the performance obligation is satisfied. The income statement effects of patents, trademarks and licensing revenue were immaterial.

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

Remaining Performance Obligations
Remaining performance obligations represent the transaction price allocated to unsatisfied or partially unsatisfied performance obligations. At
December 31, 2018, the Business had remaining performance obligations related to material rights granted to customers for contract renewal options of $102 million. The Business expects revenue to be recognized for the remaining performance obligations over the next one to six years.

The remaining performance obligations are for product sales that have expected durations of one year or less or variable consideration attributable to royalties for licenses of patents and technology.
Disaggregation of Revenue
The Business disaggregates its revenue from contracts with customers by principal product group and geographic region, as the Business believes it best depicts the nature, amount, timing and uncertainty of its revenue and cash flows. See details in the tables below:

Net Trade Revenue by Principal Product Group In millions	2018
Crop Protection	$4,648
Seed	998
Total	$5,646

Net Trade Revenue by Geographic Region In millions	2018
US & Canada	$2,425
EMEA 1	1,112
Asia Pacific	699
Latin America	1,410
Total	$5,646

1.	Europe, Middle East and Africa.

Contract Balances
The Business receives payments from customers based upon contractual billing schedules. Accounts receivable are recorded when the right to consideration becomes unconditional. Contract assets include amounts related to the Business’s contractual right to consideration for completed performance obligations not yet invoiced. Contract liabilities include payments received in advance of performance under the contract and are realized when the associated revenue is recognized under the contract. “Contract liabilities - current” primarily reflects deferred revenue from prepayments from customers for product to be delivered in a time period of 12 months or less. “Contract liabilities - noncurrent” includes advance payments that the Business has received from customers related to long-term supply agreements and royalty payments that are deferred and recognized over the life of the contract.
Revenue recognized in 2018 from amounts included in contract liabilities at the beginning of the period was $32 million. In 2018, the amount of contract assets reclassified to receivables as a result of the right to the transaction consideration becoming unconditional was insignificant. The Business did not recognize any asset impairment charges related to contract assets during the period.
The following table summarizes the contract balances at December 31, 2018 and December 31, 2017:

Contract Balances In millions	2018	2017
Accounts and notes receivable - trade	$1,985	$1,345
Contract assets - current [1]	$18	$16
Contract assets - noncurrent [2]	$46	$43
Contract liabilities - current [3]	$31	$29
Contract liabilities - noncurrent [4]	$72	$70

1.	Included in “Other current assets” in the combined balance sheets.

2.	Included in “Deferred charges and other assets” in the combined balance sheets.

3.	Included in “Accrued and other current liabilities” in the combined balance sheets.

4.	Included in “Other noncurrent obligations” in the combined balance sheets.

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

NOTE 5 - RESTRUCTURING AND ASSET RELATED CHARGES
DowDuPont Agriculture Division Restructuring Program
During the fourth quarter of 2018 and in connection with the ongoing integration activities, DowDuPont approved restructuring actions to simplify and optimize certain organizational structures within the Business in preparation for its intended separation as a standalone company. As a result of these actions, the Business expects to record total pretax restructuring charges of approximately $31 million, comprised of $28 million of severance and related benefit costs and $3 million of asset write-downs and write-offs. For the year ended December 31, 2018, the Business recorded pretax restructuring charges of $25 million, consisting of severance and related benefit costs of $24 million and asset write-downs and write-offs of $1 million. The impact of these charges is shown as “Restructuring and asset related charges - net” in the combined statements of income. The Business expects actions related to this program to be substantially complete by mid-2019.
The following table summarizes the activities related to the DowDuPont Agriculture Division Restructuring Program:

DowDuPont Agriculture Division Restructuring Program In millions	Severance and Related Benefit Costs	Assets Write-downs and Write-offs	Total
2018 Restructuring Charges	$24	$1	$25
Charges against the reserve	—	(1)	(1)
Cash payments	(1)		(1)
Reserve balance at December 31, 2018	$23	$—	$23

DowDuPont Cost Synergy Program
In September and November 2017, DowDuPont approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), which is designed to integrate and optimize the organization following the merger between Dow and DuPont and in preparation for the intended separation of DowDupont’s agriculture business.
As a result of these actions, the Business recorded pretax restructuring charges of $181 million in 2017, consisting of severance and related benefit costs of $47 million, asset write-downs and write-offs of $94 million and costs associated with exit and disposal activities of $40 million. For the year ended December 31, 2018, the Business recorded pretax restructuring charges of $277 million, consisting of severance and related benefit costs of $48 million, asset write-downs and write-offs of $169 million and costs associated with exit and disposal activities of $60 million. The impact of these charges is shown as “Restructuring and asset related charges - net” in the combined statements of income and comprehensive income. The Business expects to record additional restructuring charges during 2019 and substantially complete the Synergy Program by the end of 2019.

Synergy Program In millions	Severance and Related Benefit Costs	Assets Write-downs and Write-offs	Cost Associated with Exit and Disposal Activities	Total
2017 Restructuring Charges	$47	$94	$40	$181
Charges against the reserve	—	(94)		(94)
Cash payments	(13)	—	—	(13)
Reserve balance at December 31, 2017	$34	$—	$40	$74
2018 Restructuring Charges	48	169	60	277
Charges against the reserve	—	(169)	—	(169)
Cash payments	(46)		(40)	(86)
Reserve balance at December 31, 2018	$36	$—	$60	$96

2016 Restructuring
On June 27, 2016, Dow’s Board approved a restructuring plan. As a result of these actions, the Business recorded pretax restructuring charges of $6 million. The impact of these charges are included in “Restructuring and asset related charges - net” in the combined statements of income and comprehensive income.

NOTE 6 - DIVESTITURES
Divestiture of a Portion of Dow AgroSciences’ Brazil Corn Seed Business
On July 11, 2017, as a condition of regulatory approval of the merger between Dow and DuPont, Dow announced it had entered into a definitive agreement with CITIC Agro Fund to sell a portion of Dow AgroSciences’ Brazil corn seed business (the “DAS Divested Ag Business”), including four corn seed production sites and four research centers, a copy of Dow AgroSciences’ Brazilian corn germplasm bank, certain commercial and pipeline hybrids, the MORGANTM trademark and a license to the DOW SEMENTESTM trademark for 12 months. On November 30,

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

2017, the sale was completed for $1,129 million, net of working capital adjustments, costs to sell and other adjustments, with proceeds subject to customary post-closing adjustments.

In 2017, the Business recognized a pretax gain of $671 million on the sale, included in “Sundry income (expense) - net” in the combined statements of income.

DAS Divested Ag Business Assets and Liabilities Divested on November 30, 2017 In millions
Cash and cash equivalents	$22
Accounts and notes receivable - trade and other	59
Inventories	139
Net property	70
Goodwill	128
Noncurrent receivables, deferred charges and other assets	102
Total assets divested	$520
Current liabilities	$39
Long-Term Debt and other noncurrent liabilities	23
Total liabilities divested	$62
Net carrying value divested	$458

NOTE 7 - ACCOUNTS RECEIVABLE
The Business’s trade accounts receivable for the periods presented were subject to inclusion in Dow’s various trade accounts receivable securitization programs whereby trade accounts receivable of select entities were sold on a revolving basis to certain multi-seller commercial paper conduit entities. In the fourth quarter of 2017, Dow suspended further sales of trade accounts receivable through these facilities and began reducing outstanding balances through collections of trade accounts receivable previously sold to such conduits. In September and October 2018, the North American and European facilities, respectively, were amended and the terms of the agreements were modified; the Business entered into a sales arrangement with a holding company set up by the parent. In 2018, Dow held a beneficial interest in certain conduits that were recorded as an asset on Dow’s balance sheet. This asset is considered part of Dow’s centralized cash and debt management activities, and as such, no portion of the asset has been allocated to the Business. Trade accounts receivable derecognized from the combined balance sheet of the Business were $5 million at December 31, 2018 and $275 million at December 31, 2017.
The provision (credit) for doubtful receivables, included in “Selling, general and administrative expenses” in the combined statements of income and comprehensive income, was a $9 million provision in 2018, a $1 million credit in 2017, and a $17 million provision in 2016.
NOTE 8 - INVENTORIES
The following table provides a breakdown of inventories:

Inventories at December 31 In millions	2018	2017
Finished goods	$863	$951
Work in process	737	731
Raw materials	162	164
Supplies	49	51
Total inventories	$1,811	$1,897

NOTE 9 - PROPERTY

Property at December 31 In millions	Estimated Useful Lives (Years)	2018	2017
Land and land improvements	0-25	$178	$205
Buildings	5-50	545	590
Machinery and equipment	3-25	2,538	2,591
Other property	3-50	192	194
Construction in progress	0	203	144
Total property		$3,656	$3,724

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

In millions	2018	2017	2016
Depreciation expense	$162	$182	$161

NOTE 10 - NONCONSOLIDATED AFFILIATES

The Business’s investments in companies accounted for using the equity method (“nonconsolidated affiliates”) was $50 million at December 31, 2018 and $51 million at December 31, 2017, classified as “Investment in nonconsolidated affiliates” in the combined balance sheet.

The Business has service agreements with some of these entities, including contracts to manage the operations of manufacturing sites and the construction of new facilities; licensing and technology agreements; and marketing, sales, purchase, lease and sublease agreements.

Sales to and purchases from nonconsolidated affiliates, and balances due to nonconsolidated affiliates were not significant to the combined financial statements. Balance due from nonconsolidated affiliates was $94 million at December 31, 2018 and $69 million at December 31, 2017, and were included in “Accounts and notes receivable - Other” in the combined balance sheet.
Principal Nonconsolidated Affiliates
The Business had an ownership interest in 11 nonconsolidated affiliates at December 31, 2018 and December 31, 2017. The Business’s ownership interest (direct and indirect) in each principal nonconsolidated affiliate at December 31, 2018 and 2017 is as follows:

	Ownership Interest
Principal Nonconsolidated Affiliates at December 31	2018	2017
ChacoDAS S.A.	50.0%	50.0%
Barenbrug Holding B.V.	25.7%	25.7%

The Business’s investment in its principal nonconsolidated affiliates was $39 million at December 31, 2018 and $40 million at December 31, 2017. Equity earnings from these companies were $4 million in 2018, $3 million in 2017 and $2 million in 2016. The summarized financial information that follows represents the combined accounts (at 100 percent) of the principal nonconsolidated affiliates.

Summarized Balance Sheet Information at December 31 In millions	2018	2017
Current assets	$195	$217
Noncurrent assets	56	63
Total assets	$251	$280
Current liabilities	$127	$136
Noncurrent liabilities	8	23
Total liabilities	$135	$159
Noncontrolling interests	$—	$—

Summarized Income Statement Information
In millions	2018	2017	2016
Sales	$242	$209	$304
Gross profit	$92	$76	$111
Net income	$(3)	$7	$19

NOTE 11 - GOODWILL AND OTHER INTANGIBLE ASSETS
The following table shows changes in the carrying amount of goodwill for the years ended December 31, 2018 and December 31, 2017:

Goodwill In millions	Total
Balance at January 1, 2017	$1,472
Divestiture of the DAS Divested Ag Business	(128)
Balance at December 31, 2017	$1,344
Balance at December 31, 2018	$1,344

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

Goodwill Impairment Testing
The Business performs an impairment test of goodwill annually in the fourth quarter. In 2018, Dow performed a quantitative assessment for the Business. As a result of the impairment test, fair value exceeded the carrying value for the Business. No goodwill impairment was required.

Other Intangible Assets
The following table provides information regarding the Business’s other intangible assets:

Other Intangible Assets at December 31	2018			2017
In millions	Gross Carrying Amount	Accum Amount	Net	Gross Carrying Amount	Accum Amount	Net
Intangible assets with finite lives:
Developed technology	$117	$(103)	$14	$109	$(100)	$9
Software	53	(33)	20	42	(30)	12
Trademarks	113	(82)	31	114	(72)	42
Customer-related	18	(18)	—	18	(18)	—
Licensing Agreement	60	(10)	50	60	(3)	57
Other	141	(119)	22	141	(111)	30
Total other intangible assets, finite lives	$502	$(365)	$137	$484	$(334)	$150
IPR&D	46	—	46	47	—	47
Total other intangible assets	$548	$(365)	$183	$531	$(334)	$197

The following table provides information regarding amortization expense related to intangible assets:

Amortization Expense In millions	2018	2017	2016
Other intangible assets, excluding software	$22	$18	$18
Software, included in “Cost of sales”	$3	$2	$2

Total estimated amortization expense for the next five fiscal years is as follows:

Estimated Amortization Expense for Next Five Years In millions
2019	$22
2020	$21
2021	$17
2022	$14
2023	$14

NOTE 12 - FAIR VALUE MEASUREMENTS
Fair Value Measurements on a Nonrecurring Basis
2018 Fair Value Measurements on a Nonrecurring Basis
The Business recorded an impairment charge of $6 million related to an intangible asset included in “Restructuring and asset related charges - net” in the combined statements of income.
As part of the Synergy Program and the DowDuPont Agriculture Division Restructuring Program, the Business has or will shut down a number of manufacturing, R&D and corporate facilities around the world. In the manufacturing facilities and related assets and R&D facilities associated with this plan were written down to zero. The impairment charges related to the Synergy Program of $169 million and $ 1 million related to the DowDuPont Agriculture Division Restructuring Program, were included in “Restructuring charges - net” in the combined statements of income. See Note 5 for additional information on the Business’s restructuring activities.
2017 Fair Value Measurements on a Nonrecurring Basis
As part of the Synergy Program, the Business has or will shut down a number of manufacturing, R&D and corporate facilities around the world. The manufacturing facilities and related assets (including intangible assets), corporate facilities and data centers associated with this plan were written down to zero in the fourth quarter of 2017. The impairment charges related to the Synergy Program, totaling $94 million, were included in “Restructuring charges - net” in the combined statements of income. See Note 5 for additional information on the Business’s restructuring activities.

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

NOTE 13 - SUPPLEMENTARY INFORMATION

Sundry Income (Expense) - Net In millions	2018	2017	2016
Interest income	$40	$50	$41
Foreign exchange losses	(30)	(3)	(70)
Gain on divestiture of DAS Divested Ag Business 1	—	671	—
Loss on sale of other business	—	—	(2)
Loss on sale of consolidated VIE 2	(55)	—	—
Gain on sales of other assets and investments	40	2	10
Loss related to Bayer CropScience arbitration matter 3	—	(469)	—
Bank charges 4	(25)	(35)	(11)
Other - net	(14)	—	10
Total sundry income (expense) - net	$(44)	$216	$(22)

1.	See Note 6 for additional information.

2.	See Note 18 for additional information.

3.	See Note 14 for additional information.

4.	See Note 2 for additional information.
Accounts Payable - Other
“Accounts payable - Other” was $797 million at December 31, 2018 and $570 million at December 31, 2017, which included Accounts Payable - Trade Promotion of $380 million at December 31, 2018 and $366 million at December 31, 2017. Accounts Payable - related party was $166 million at December 31, 2018. No other component of “Accounts payable - Other” was more than 5 percent of total current liabilities.
Accrued and Other Current Liabilities
“Accrued and other current liabilities” was $665 million at December 31, 2018 and $673 million at December 31, 2017, which included customer prepayments of $305 million at December 31, 2018 and $281 million at December 31, 2017. No other component of “Accrued and other current liabilities” was more than 5 percent of total current liabilities.
Other Noncurrent Obligations
“Other noncurrent obligations” was $202 million at December 31, 2018 and $169 million at December 31, 2017 which included deferred cash awards, environmental clean-up liability, long-term accounts payable and noncurrent deferred income. No component of “Other noncurrent obligations” was more than 5 percent of total liabilities.

NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES
Environmental Matters
Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. These obligations are included in “Accrued and other current liabilities” and “Other noncurrent obligations” in the combined balance sheet. This is management’s best estimate of the costs for remediation and restoration with respect to environmental matters for which the Business has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to approximately two and a half times that amount. Consequently, it is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on the Business’s results of operations, financial condition and cash flows. It is the opinion of the Business’s management, however, that the possibility is remote that costs in excess of the range disclosed will have a material impact on the Business’s results of operations, financial condition or cash flows. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and emerging remediation technologies for handling site remediation and restoration. The Business had accrued obligations of $31 million at December 31, 2018 and $35 million at December 31, 2017 for probable environmental remediation and restoration costs.

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

The following table summarizes the activity in the Business’s accrued obligations for environmental matters for the years ended December 31, 2018 and December 31, 2017:

Accrued Obligations for Environmental Matters In millions	2018	2017
Balance at January 1	$35	$ 30
Additional accruals	5	14
Payments against reserve	(7)	(10)
Foreign currency impact	(2)	1
Balance at December 31	$31	$ 35

The amounts charged to income on a pretax basis related to environmental remediation totaled $5 million in 2018, $14 million in 2017 and $11 million in 2016. Capital expenditures for environmental protection were $6 million in 2018, $1 million in 2017 and $1 million in 2016.
Litigation
Bayer CropScience vs the Business’s ICC Arbitration
On August 13, 2012, Bayer CropScience AG and Bayer CropScience NV (together, “Bayer”) filed a request for arbitration with the International Chamber of Commerce (“ICC”) International Court of Arbitration against the Business under a 1992 license agreement executed by predecessors of the parties (the “License Agreement”). In its request for arbitration, Bayer alleged that (i) the Business breached the License Agreement, (ii) the License Agreement was properly terminated with no ongoing rights to the Business, (iii) the Business has infringed and continues to infringe its patent rights related to the use of the pat gene in certain soybean and cotton seed products, and (iv) Bayer is entitled to monetary damages and injunctive relief. The Business denied that it breached the License Agreement and asserted that the License Agreement remained in effect because it was not properly terminated. The Business also asserted that all of Bayer’s patents at issue are invalid and/or not infringed, and, therefore, for these reasons (and others), a license was not required. During the pendency of the arbitration proceeding, the Business filed six re-examination petitions with the United States Patent & Trademark Office (“USPTO”) against the Bayer patents, asserting that each patent is invalid based on the doctrine against double-patenting and/or prior art. The USPTO granted all six petitions, and, on February 26, 2015, the USPTO issued an office action rejecting the patentability of the sole Bayer patent claim in the only asserted Bayer patent that has not expired (the “962 patent”) and that forms the basis for the vast majority of the damages in the arbitral award discussed below.
A three-member arbitration tribunal (the “tribunal”) presided over the arbitration proceeding. In a decision dated October 9, 2015, the tribunal determined that (i) the Business breached the License Agreement, (ii) Bayer properly terminated the License Agreement, (iii) all of the patents remaining in the proceeding are valid and infringed, and (iv) that Bayer is entitled to monetary damages in the amount of $455 million inclusive of pre-judgment interest and costs (the “arbitral award”). One of the arbitrators, however, issued a partial dissent finding that all of the patents are invalid based on the double-patenting doctrine.
On October 16, 2015, Bayer filed a motion in U.S. District Court for the Eastern District of Virginia (“Federal District Court”) seeking to confirm the arbitral award. The Business opposed the motion and filed separate motions to vacate the award, or in the alternative, to stay enforcement of the award until the USPTO issued final office actions with respect to the re-examination proceedings. On January 15, 2016, the Federal District Court denied the Business’s motions and confirmed the award. The Business appealed the Federal District Court’s decision. On March 1, 2017, the U.S. Court of Appeals for the Federal Circuit (“Federal Circuit”) affirmed the arbitral award. As a result of this action, in the first quarter of 2017, the Business recorded a loss of $469 million, inclusive of the arbitral award and post-judgment interest, which was included in “Sundry income (expense) - net” in the combined statements of income and comprehensive income. On May 19, 2017, the Federal Circuit issued a mandate denying the Business’s request to stay the arbitral award pending judicial review by the United States Supreme Court. On May 26, 2017, the Business paid the $469 million arbitral award to Bayer as a result of that decision. On September 11, 2017, the Business filed a petition for writ of certiorari with the United States Supreme Court to review the case, but the Court denied the Business’s petition.
The litigation is now concluded with no risk of further liability. The Business continues to believe that the arbitral award is fundamentally flawed because, among other things, it allowed for the enforcement of invalid patents. The arbitral award and subsequent related judicial decisions will not impact the Business’s commercialization of its soybean and cotton seed products, including those containing the ENLISTTM technologies.
Other Litigation Matters
In addition to the Bayer matter, the Business is party to a number of other claims and lawsuits arising out of the normal course of business with respect to product liability, patent infringement, governmental regulation, contract and commercial litigation, and other actions. Certain of these actions purport to be class actions and seek damages in very large amounts. All such claims are being contested. The Business participates in an active risk management program consisting of numerous insurance policies secured from many carriers at various times. These policies may provide coverage that could be utilized to minimize the financial impact, if any, of certain contingencies described above. It is the opinion of the Business’s management that the possibility is remote that the aggregate of all such other claims and lawsuits will have a material adverse impact on the results of operations, financial condition and cash flows of the Business.
The Business insured certain litigation matters through the Dow’s insurance company. Litigation liability was $75 million and $49 million included in “Accrued and other current liabilities” and “Other noncurrent obligations” at December 31, 2018 and December 31, 2017 respectively.

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

Insured litigation receivables were $68 million and $40 million included in “Accounts and notes receivable - other” at December 31, 2018 and December 31, 2017 respectively.
Purchase Commitments
The Business has outstanding purchase commitments and various commitments for take-or-pay or throughput agreements. The Business was not aware of any purchase commitments that were negotiated as part of a financing arrangement for the facilities that will provide the contracted goods or services or for the costs related to those goods or services at December 31, 2018 and 2017.

Guarantees
The following table provides a summary of final expiration, maximum future payments and recorded liability reflected in the balance sheet for guarantees:

Guarantees	December 31, 2018			December 31, 2017
In millions	Final Expiration	Maximum Future Payments	Recorded Liability	Final Expiration	Maximum Future Payments	Recorded Liability
Guarantees	2020	$250	$4	2019	$340	$5
Guarantees arise during the ordinary course of business from relationships with customers and nonconsolidated affiliates when the Business undertakes an obligation to guarantee the performance of others (via delivery of cash or other assets) if specified triggering events occur. With guarantees, such as financial contracts, non-performance by the guaranteed party triggers the obligation of the Business to make payments to the beneficiary of the guarantee. The majority of the Business’s guarantees relates to debt of nonconsolidated affiliates, which have expiration dates ranging from less than one year to three years, and trade financing transactions in Latin America, which typically expire within one year of inception. The Business’s current expectation is that future payment or performance related to the non-performance of others is considered remote.

NOTE 15 - LONG-TERM DEBT

	2018		2017
Long-Term Debt at December 31	Average		Average
In millions	Rate	2018	Rate	2017
Foreign currency loans, various rates and maturities	5.14%	$5	4.86%	$24
Capital lease obligations	—	3	—	5
Long-term debt due within one year	—	(3)	—	(6)
Total long-term debt		$5		$23

Annual Installments on Long-Term Debt for Next Five Years In millions
2019	$4
2020	$2
2021	$1
2022	$1
2023	$—

The carrying value of long-term debt is representative of its fair value.

NOTE 16 - PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS
Single-Employer Pension Plans
The Business has single-employer defined benefit pension plans that covers employees in three countries outside United States. Each country has different benefit formulas and employee eligibility.

The Business funding policy is to contribute to the plans when pension laws or economics either require or encourage funding. In 2018, 2017 and 2016, the Business contributed $6 million and $3 million and $1 million respectively to its pension plans. The Business expects to contribute approximately $4 million to its pension plans in 2019.

The assumptions used to determine pension plan obligations and net periodic benefit costs are provided below:

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

Assumptions for All Single-Employer Pension Plans	Benefit Obligations at December 31		Net Periodic Costs for the Year
	2018	2017	2018	2017	2016
Discount rate	0.5% - 3.5%	0.5% - 3.3%	0.5% - 3.3%	1.5% - 3.6%	1.5% - 3.9%
Rate of increase in future compensation levels	2.0% - 4.0%	2.0% - 4.0%	2.0% - 4.0%	2.0% - 4.0%	2.0% - 4.0%
Expected long-term rate of return on plan assets	—	—	1.5% - 7.3%	2.0% - 7.3%	1.8% - 7.0%

The Business determines the expected long-term rate of return on plan assets by performing a detailed analysis of key economic and market factors driving historical returns for each asset class and formulating a projected return based on factors in the current environment. Factors considered include, but are not limited to, inflation, real economic growth, interest rate yield, interest rate spreads, and other valuation measures and market metrics. The expected long-term rate of return for each asset class is then weighted based on the strategic asset allocation approved by the governing body for each plan. The Business’s historical experience with the pension fund asset performance is also considered.

The accumulated benefit obligation for all single-employer defined benefit pension plans was $106 million at December 31, 2018 and $119 million at December 31, 2017.

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets
at December 31
In millions	2018	2017
Projected benefit obligation	$118	$133
Accumulated benefit obligation	$106	$119
Fair value of plan assets	$33	$45

Net Periodic Benefit Cost for all Single-Employer Pension Plans for the Year Ended December 31
In millions	2018	2017	2016
Service cost	$5	$4	$3
Interest cost	3	2	2
Expected return on plan assets	(3)	(3)	(3)
Amortization of unrecognized loss	3	3	2
Net periodic benefit cost	$8	$6	$4

In addition to the net periodic benefit costs disclosed above, the Business incurred a $4 million loss related to lump sum settlements recognized in the 2018 income statement.

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive (Income) Loss for All Single-Employer Pension Plans	Defined Benefit Pension Plans
In millions	2018	2017	2016
Net loss	$2	$7	$8
Amortization of net loss	(3)	(2)	(2)
Other adjustment	—	3	—
Total recognized in other comprehensive loss	$(1)	$8	$6
Total recognized in net periodic benefit cost and other comprehensive loss	$7	$14	$10

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

Change in Projected Benefit Obligations, Plan Assets and Funded Status for all Single-Employer Plans
	Defined Benefit Pension Plans
Change in projected benefit obligation:	2018	2017
Benefit obligation at beginning of year	$133	$95
Service cost	5	4
Interest cost	3	2
Actuarial changes in assumptions and experience	—	7
Acquisition/divestitures/other activity	—	17
Benefits paid	(16)	(3)
The effect of foreign exchange rate	(7)	11
Benefit obligation at end of year	$118	$133
Change in plan assets:
Fair value of plan assets at beginning of year	$45	$38
Actual return on plan assets	1	3
Employer contributions	6	3
The effect of foreign exchange rates	(3)	4
Benefits paid	(16)	(3)
Fair value of plan assets at end of year	$33	$45
Funded status at end of year	$(85)	$(88)
Net amounts recognized in the combined balance sheet at December 31:
Accrued and other current liabilities	(2)	(2)
Pension and postretirement benefits - noncurrent	(83)	(86)
Net amounts recognized in the combined balance sheet	$(85)	$(88)
Pretax amounts recognized in AOCL at December 31:
Net loss	$36	$44
Pretax balance in AOCL at end of year	$36	$44

In 2019, an estimated net loss of $3 million and an immaterial amount of prior service credit for the single-employer defined benefit pension plans will be amortized from AOCL to net periodic benefit cost.

Estimated Future Benefit Payments
The estimated future benefit payments, reflecting expected future service, as appropriate, are presented in the following table:

Estimated Future Benefit Payments at December 31, 2018 In millions	Defined Benefit Pension Plans
2019	$6
2020	8
2021	7
2022	7
2023	7
2024 through 2028	33
Total	$68

Plan Assets
Plan assets totaled $33 million at December 31, 2018 and $45 million at December 31, 2017. The investments did not include DowDuPont stock and were comprised of other investments.

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

Basis of Fair Value Measurements In millions	2018	2017
Level 1	$9	$12
Level 2	18	27
Level 3	—	—
Investments measured at net asset value	6	6
Total	$33	$45

Single-Employer Other Postretirement Benefits
The Business provides certain health care and life insurance benefits to retired employees. There is one single-employer plan, which is not significant to the Business. The total other post retirement plan net periodic costs included in the Business’s financial results amounted to less than $1 million at December 31, 2018, December 31, 2017 and December 31, 2016.

Multi-Employer Defined Benefit Pension and Other Post Retirement Plans
The Business has a number of employees under various multi-employer defined benefit pension plans and other post retirement plans administered by Dow. The pension and other postretirement benefits obligation and net service cost of Dow’s plan are determined based on the actuarial valuations of individual participant data while projected returns on plan assets were also factored into the computation of net periodic pension and post-retirement cost. Cost associated with pension and other post retirement plans were allocated based on the Business employees’ proportionate share of costs for the respective Dow plans in which they participate. These cost are considered to have been settled with Dow at the time of allocation of these expenses to the Business. The pension and other post retirement plan expenses for the Business’s participating employees was $16 million in 2018, $82 million in 2017 and $24 million in 2016.

Defined Contribution Plans
Dow offers defined contribution plans to eligible employees in United States whereby employees participate by contributing a portion of their compensation, which is partially matched by Dow. Dow’s contributions for defined contribution plans are allocated to the Business based on the headcount of the participating Business employees. Total contributions allocated to the Business were $31 million in 2018, $38 million in 2017 and $38 million in 2016.

NOTE 17 - LEASED PROPERTY
The Business has leases primarily for facilities and distribution equipment. Upon the termination of the leases, the Business has the option to purchase certain leased equipment and buildings based on a fair market value determination. The future minimum rental payments under leases with remaining noncancellable terms in excess of one year are as follows:

Minimum Lease Commitments at December 31, 2018 In millions
2019	$31
2020	27
2021	21
2022	18
2023	15
2024 and thereafter	31
Total	$143

Rental expenses under leases were $74 million in 2018, $76 million in 2017 and $72 million in 2016.

NOTE 18 - VARIABLE INTEREST ENTITIES
Consolidated Variable Interest Entities (“VIEs”)
On December 19, 2018, the Business sold their ownership interest in a consolidated variable interest entity at a loss of $55 million, which is reflected in “Sundry income (expenses) - net” in the combined statements of income and comprehensive income.

Assets and Liabilities of Consolidated VIEs
The Business’s combined financial statements include the assets, liabilities and results of operations of this VIE for which the Business is the primary beneficiary. The other equity holders’ interests are reflected in “Net income attributable to noncontrolling interests” in the combined statements of income and comprehensive income and “Noncontrolling interests” in the combined balance sheet. The following table

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

summarizes the carrying amounts of this entity’s assets and liabilities included in the Business’s combined balance sheets at December 31, 2018 and December 31, 2017:

Assets and Liabilities of Consolidated VIEs at December 31 In millions	2018	2017
Cash and cash equivalents	$—	$ 3
Other current assets	—	2
Net property	—	23
Other noncurrent assets	—	1
Total assets [1]	$—	$ 29
Current liabilities	$—	$ 3
Long-term debt	—	15
Total liabilities [2]	$—	$ 18

1.	All assets were restricted at December 31, 2017.

2.	All liabilities were nonrecourse at December 31, 2017.

Nonconsolidated Variable Interest Entities
The Business holds variable interest in the various K2 Pure legal entities (“K2 Pure”) that are involved in the production of various chlor-alkali products using salt, water and electricity. The variable interest in K2 Pure relates to several agreements pertaining to the construction, lease operations of an electro chemical unit at the Business’s Pittsburg, California site.

NOTE 19 - STOCK-BASED COMPENSATION
The Company grants stock-based compensation to employees and non-employee directors in the form of stock incentive plans, which include stock options, restricted stock units (“RSUs”) (formerly termed deferred stock) and restricted stock. The Business also provides stock-based compensation in the form of performance stock units (“PSUs”) (formerly termed performance deferred stock) and the Employee Stock Purchase Plan (“ESPP”), which grants eligible employees the right to purchase shares of the Business’s common stock at a discounted price.

In connection with the merger of Dow and DuPont, on August 31, 2017 (“Conversion Date”) all outstanding Dow stock options and RSU awards were converted into stock options and RSU awards with respect to DowDuPont common stock. The stock options and RSU awards have the same terms and conditions under the applicable plans and award agreements prior to the merger. All outstanding and nonvested PSU awards were converted into RSU awards with respect to DowDuPont common stock at the greater of the applicable performance target or the actual performance as of the effective time of the merger. Changes in the fair value of liability instruments are recognized as compensation expense each quarter. Dow and DuPont did not merge their stock-based compensation plans as a result of the merger. The Dow and DuPont stock-based compensation plans were assumed by DowDuPont and continue in place with the ability to grant and issue DowDuPont common stock.

Awards based solely on service are recognized over the vesting period or from the grant date to the date on which retirement eligibility provisions have been met and additional service is no longer required. PSUs awards vest when Dow attains specified performance targets over a predetermined period, generally one to three years.

Compensation expense related to PSUs are recognized over the lesser of the service or performance period. Changes in the fair value of liability instruments are recognized as compensation expense.

The Business’s employees participate in Dow’s stock-based compensation programs - and their awards are based on DowDuPont stock and Dow metrics. Compensation expense of $18 million in 2018, $30 million in 2017 and $24 million in 2016 related to these programs is included in “Cost of sales,” “Research and development expenses,” and “Selling, general and administrative expenses,” as applicable, based on the Business’s employees who participated in the programs. As of December 31, 2018, total compensation cost related to non-vested awards not yet recognized approximated $15 million; it is anticipated that this amount would be recognized over approximately two years.

NOTE 20 - RELATED PARTY TRANSACTIONS
During 2018, 2017 and 2016, the Business purchased products used in production from the Dow in the amount of $129 million, $118 million and $96 million respectively.

Effective with the Merger, the Business reports transaction with DuPont and its affiliates as related party transaction. The following table presents amounts due to or due from DuPont and its affiliates:

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

Balances Due To or Due From DuPont and its Affiliates
In millions	2018	2017
Accounts and notes receivable - Other	$104	$14
Accounts payable - Other	$171	$1
The following table presents revenue earned and expenses incurred related to transactions with DuPont and its affiliates:

Sales to DuPont and its Affiliates
In millions	2018	2017
Net sales	$185	$25
Cost of sales	$138	$ 8

NOTE 21 - INCOME TAXES

During the periods presented, the Business’s operations are included in the consolidated U.S. federal, certain state and local and foreign income tax returns filed by DowDuPont, where applicable. The Business also files certain separate state and local and foreign income tax returns. The income tax provision (benefit) included in these combined financial statements has been calculated using the separate return basis, as if the Business entities filed separate tax returns. It is possible that the Business will make different tax accounting elections and assertions subsequent to separation. Therefore, the Business’s income taxes, as presented in the combined financial statements, may not be indicative of the income taxes that the Business will generate in the future.

Geographic Allocation of Income and Provision (Credit) for Income Taxes In millions	2018	2017	2016
Income (Loss) before income taxes
Domestic	$118	$(112)	$212
Foreign	(3)	685	427
Income before income taxes	$115	$573	$639
Current tax expense (benefit)
Federal	$63	$(4)	$(13)
State and local	3	15	11
Foreign	127	287	219
Total current tax expense	$193	$298	$217
Deferred tax expense (benefit)
Federal	$(39)	$181	$(250)
State and local	(11)	3	2
Foreign	(19)	(23)	(17)
Total deferred tax expense (benefit)	$(69)	$161	$(265)
Provision (Credit) for income taxes	$124	$459	$(48)
Net income (loss)	$(9)	$114	$687

The differences between income taxes computed using the statutory U.S. federal income tax rate and the provision for income taxes from operations were as follows:

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

Reconciliation to U.S. Statutory Rate	2018	2017	2016
Statutory U.S. federal income tax rate	21.0%	35.0%	35.0%
Impact of equity earnings and partnerships	(4.2)	(2.3)	(0.3)
Foreign income taxed at rates other than the statutory U.S. federal income tax rate	(51.8)	(8.9)	1.7
U.S. tax effect of foreign earnings and dividends	(1.7)	(4.3)	(51.9)
Foreign exchange [1]	55.6	1.4	8.6
Unrecognized tax benefits	0.3	—	0.1
Changes in valuation allowances	55.7	65.9	(1.7)
Impact of U.S. tax reform	48.0	(11.7)	—
State and local income taxes	(8.6)	1.7	1.5
Acquisitions, divestitures and ownership restructuring activities	—	7.8	—
Excess tax benefits from stock compensation	(6.7)	(1.6)	—
Changes in prior period estimates	(2.9)	(3.6)	(0.2)
Other Effective Tax Rate	3.6	0.7	(0.3)
Effective Tax Rate	108.3%	80.1%	(7.5%)

1.	The Business was unfavorably impacted in 2018 by increases in statutory income in Latin America due to local currency devaluations.
The significant components of deferred income tax assets and liabilities were as follows:

Deferred Tax Balances at December 31	2018		2017
In millions	Assets	Liabilities	Assets	Liabilities
Property	$36	$(12)	$18	$(9)
Tax loss and credit carryforwards	523	—	531	—
Postretirement benefit obligation	26	—	29	—
Other accruals and reserves	116	(3)	99	(3)
Intangibles	50	(37)	48	(42)
Inventory	33	(13)	22	(16)
Investments	3	(194)	2	(224)
Other - net	19	(3)	14	(15)
Subtotal	$806	$(262)	$763	$(309)
Valuation allowances	(572)	—	(522)	—
Total	$234	$(262)	$241	$(309)

Based on the evaluation of available positive and negative evidence, including the evaluation of expected reversals of deferred income tax assets and liabilities, taxable income in prior carryback years, estimates of projected future taxable income and tax planning strategies, the Business recognized a valuation allowance against deferred tax assets, including certain net operating loss carryforwards, tax credit carryforwards and deductible temporary differences, that are not more likely than not realizable equal to $572 million at December 31, 2018. During the twelve months ended December 31, 2018, valuation allowances increased by $50 million.

Operating Loss and Tax Credit Carryforwards In millions	2018	2017
Operating loss carryforwards
Expire within 5 years	$9	$18
Expire after 5 years or indefinite expiration	90	110
Total operating loss carryforwards	$99	$128
Tax credit carryforwards
Expire within 5 years	$23	$18
Expire after 5 years or indefinite expiration	401	385
Total tax credit carryforwards	$424	$403
Total operating loss and tax credit carryforwards	$523	$531

Undistributed earnings of foreign subsidiaries and related companies that are deemed to be permanently reinvested amounted to $714 million at December 31, 2018 and $608 million at December 31, 2017. The Act imposed U.S. tax on all post-1986 foreign unrepatriated earnings accumulated through December 31, 2017. Unrepatriated earnings generated after December 31, 2017, are now subject to tax in the current year. All undistributed earnings are still subject to certain taxes upon repatriation, primarily where foreign withholding taxes apply. It is not practicable

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

to calculate the unrecognized deferred tax liability on undistributed earnings. The following table provides a reconciliation of the Business’s unrecognized tax benefits:

Total Gross Unrealized Tax Benefits In millions	2018	2017	2016
Total unrecognized tax benefits at January 1	$0.2	$0.2	$0.1
Decreases related to positions taken on items from prior years	(0.1)	—	—
Increases related to positions taken on items from prior years	—	—	0.1
Increases related to positions taken in the current year	—	—	—
Settlement of uncertain tax positions with tax authorities	—	—	—
Decreases due to expiration of statutes of limitations	—	—	—
Total unrecognized tax benefits at December 31	0.1	0.2	0.2
Total unrecognized tax benefits that, if recognized, would impact the effective tax rate	$0.1	$0.2	$0.2
Total amount of interest and penalties (benefit) recognized in “Provision for income taxes”	$(0.1)	$(0.2)	$0.4
Total accrual for interest and penalties recognized in the consolidated balance sheets	$0.2	$0.3	$0.5

The Business recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on technical merits, that the position will be sustained upon examination. At December 31, 2018, the Business had recorded unrecognized tax benefits related to foreign issues of $0.1 million.

If recognized, approximately $0.1 million and $0.2 million at December 31, 2018 and 2017, respectively, of the unrecognized tax benefits would reduce the Business’s effective tax rate. It is not expected that the unrecognized tax benefits will decrease within the next 12 months.

Interest and penalties related to income taxes are classified as a component of income tax expense. Accrued interest and penalties related to income taxes were $0.2 million and $0.3 million at December 31, 2018 and 2017, respectively. Interest and penalties recognized in the provision for income taxes for the years ending December 31, 2018 and 2017 were a benefit of $0.1 million and a benefit of $0.2 million, respectively.

Each year, the Business files tax returns in the various national, state and local income taxing jurisdictions in which it operates. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by the Business. As a result, there is an uncertainty in income taxes recognized in the Business’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The impact on the Business’s results of operations is not expected to be material.
Tax years that remain subject to examination for the Business’s major tax jurisdictions are shown below:

Tax Years Subject to Examination by Major Tax Jurisdiction at December 31, 2018 Jurisdiction	Tax Year
Argentina	2011
Brazil	2007
Canada	2014
China	2008
Italy	2013
The Netherlands	2016
Switzerland	2014
United States:
Federal	2004
State and Local	2004

Tax Cuts and Jobs Act

As a result of The Act, the Business remeasured its U.S. federal deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21 percent. The Business recorded a cumulative benefit of $92 million ($5 million charge in 2018 and $97 million benefit in 2017) to “Provision for income taxes” in the consolidated statements of income with respect to the remeasurement of the Business’s deferred tax balances.

The Act requires a mandatory deemed repatriation of post-1986 undistributed foreign earnings and profits which results in a one-time transition tax. The Business recorded a cumulative charge of $69 million ($38 million charge in 2018 and $31 million charge in 2017) to “Provision for income taxes” in the consolidated statements of income with respect to the one-time transition tax.

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

In 2018, the Business recorded an indirect impact of The Act related to prepaid tax on the intercompany sale of inventory. The amount recorded related to inventory was a charge of $12 million to “Provision for income taxes” in the consolidated statements of income.

For tax years beginning after December 31, 2017, The Act introduced new provisions for U.S. taxation of certain global intangible low-taxed income (“GILTI”). The Business has made a policy election to record any liability associated with GILTI in the period in which it is incurred.

NOTE 22 - ACCUMULATED OTHER COMPREHENSIVE LOSS
The following table summarizes the changes and after-tax balances of each component of accumulated other comprehensive loss for the years ended December 31, 2018 and 2017:

Accumulated Other Comprehensive Loss In millions	Cumulative Translation Adjustment	Pension and Other Postretirement Benefits	Accum Other Comp Loss
2017
Balance at January 1, 2017	$(832)	$(30)	$(862)
Other comprehensive income (loss) before reclassifications	69	—	69
Amounts reclassified from accumulated other comprehensive income (loss)	—	(4)	(4)
Net other comprehensive income (loss)	$69	$(4)	$65
Balance at December 31, 2017	$(763)	$(34)	$(797)
2018
Other comprehensive income (loss) before reclassifications	$(65)	$—	$(65)
Amounts reclassified from accumulated other comprehensive income (loss)	—	4	4
Net other comprehensive income (loss)	$(65)	$4	$(61)
Balance at December 31, 2018	$(828)	$(30)	$(858)

The tax effects on the net activity related to each component of other comprehensive income (loss) for the years ended December 31, 2018, 2017, and 2016 were as follows:

Tax Benefit (Expense) In millions	2018	2017	2016
Cumulative translation adjustments	$—	$(40)	$34
Pension and other postretirement benefit plans	(2)	2	1
Total benefit (expense) from income taxes related to other comprehensive income (loss) items	$(2)	$(38)	$35

NOTE 23 - NONCONTROLLING INTERESTS
Ownership interests in the Business’s subsidiaries held by parties other than the Business are presented separately from the Business equity in the combined balance sheet as “Noncontrolling interests.” The amount of combined net income attributable to the Business and the noncontrolling interests are both presented on the face of the combined statements of income and comprehensive income.

The following table summarizes the activity for equity attributable to noncontrolling interests for the years ended December 31, 2018, 2017 and 2016:

Noncontrolling Interests In millions	2018	2017	2016
Balance at January 1	$41	$38	$34
Net income attributable to noncontrolling interests	17	24	14
Distributions to noncontrolling interests	(23)	(19)	(12)
Divestiture of a noncontrolling interest	(11)	—	—
Other	$—	$(2)	$2
Balance at December 31	$24	$41	$38

NOTE 24 - SUBSEQUENT EVENTS

The Dow Agricultural Sciences Business
Notes to the Combined Financial Statements

Other than those described in the notes to the combined financial statements, no events have occurred after December 31, 2018, but before March 13, 2019, the date the financial statements were available to be issued, that require consideration as adjustments to, or disclosures in, the combined financial statements.